Exhibit 10.49
Confidential Project
SETTLEMENT AGREEMENT
BETWEEN THE UNDERSIGNED
IDM Pharma SA, formerly Immuno-Designed Molecules, a French “société anonyme” with a share capital of 1.975.000 Euros, the registered office of which is located 172 rue de Charonne, 75011 Paris, registered on the Paris Companies Register under number B 382 632 263 represented by T. Walbert,
FOR THE FIRST PART,
AND
SANOFI-AVENTIS, formerly SANOFI-SYNTHELABO, a French “société anonyme” with a share capital of 2 718 869 366 Euros, the registered office of which is located 174 avenue de France, 75013 Paris, registered on the Paris Companies Register under number B 403 335 938 represented by,
FOR THE OTHER PART
Hereafter referred to as “Party” or commonly as the “Parties”
RECITALS:
1.	IDM Pharma SA (herafter “IDM”) is a biotechnology company that developed a know-how and expertise in the field of immunotherapy, and particularly in ex vivo cancer treatments for humans.

Sanofi-Aventis (hereafter “Sanofi”) is a pharmaceutical company that develops, manufactures and markets pharmaceutical products in the field of human health on a worldwide basis.

2.	On July 13, 1999, IDM and Sanofi signed a Licence Agreement (hereafter the “1999 License Agreement”) defining the terms and conditions under which Sanofi granted IDM a non exclusive license to its industrial property rights relating to the IL-13 cytokine, in consideration for Sanofi’s taking a stake in IDM’s capital and receiving a commercialization option should developments undertaken by IDM under this license be successful.

3.	IDM and Sanofi signed a Memorandum Agreement on July 20, 2001 (hereafter “the 2001 Agreement”) defining the terms and conditions under which Sanofi has been granted a certain number of options on IDM Developments Programs in the field of ex vivo cellular therapies. This 2001 Agreement amended the terms on the above-mentioned 1999 License Agreement.

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The 2001 Agreement was entered for a fixed period of 10 years as from its effective date, but the development programs under the 2001 Agreement was not entered for a fixed duration.

Pursuant to Article 5.3 of the 2001 Agreement, Sanofi has the right, subject to three months notice to IDM, to discontinue at any time, each Development Program, without any justification and without any compensation to IDM.

4.	Further to the 2001 Agreement, IDM and Sanofi agreed to amend the 1999 License Agreement and concluded on November 30, 2001 a IL13 agreement (hereafter “the IL 13 Agreement”) modifying the supply conditions of IDM of IL-13 products and specifying some terms and conditions of the 1999 License Agreement for the marketing of search kits IL-13, the achievement of development programs IL-13 and the marketing of finished IL-13 products and providing for the execution of a license agreement. Such license (the amended and restated IL13 License Agreement) has been signed on August 12th, 2005.

5.	In a letter dated December 21, 2001, pursuant to article 3.7.of the 2001 Agreement, Sanofi notified IDM of its decision to exercise one Development Option for the IDD-3-program for the treatment of melanoma (hereafter the “Uvidem Development Program”).and the Parties have thereafter implemented the Uvidem Development Program pursuant to the terms and conditions of the 2001 Agreement

8.	By registered letter dated December 26, 2007, Sanofi notified IDM of its decision to terminate the Uvidem Development Program, subject to 3 month notice period, in accordance with Article 5.3 of the 2001 Agreement. However Sanofi stated that its decision should not impact it future option rights for the remaining duration of the 2001 Agreement, as defined in Article 3.1 and 10.4 of the 2001 Agreement.

9.	Contrary to the position of Sanofi, IDM considers that Sanofi’s termination of its participation in the UVIDEM Development Program under the 2001 Agreement described herein was sudden and unpredictable and that despite the three months notice, such termination was an abuse of Sanofi’s rights under Article 5.3 of the 2001 Agreement. Furthermore, IDM considers that Sanofi’s termination of its participation in the Uvidem Development Program may jeopardize continuation of the Uvidem Development Program as a whole.

10.	Notwithstanding their opposing views regarding the termination of Sanofi’s participation in the Uvidem Development Program, the Parties have entered into discussions with the intention to settle definitively the consequences of the termination of Uvidem Development Program pursuant to the terms and conditions of this Settlement Agreement.

11.	Sanofi considers that it has complied with its obligations under the 2001 Agreement and that its decision to terminate its participation to the Uvidem Development Program fully complies with the wording and spirit of the Article 5.3 of the 2001 Agreement.

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12.	Unless otherwise provided or defined in this Settlement Agreement, capitalised terms in the Settlement Agreement shall have the same meaning as the capitalised terms of the 2001 Agreement.
IT WAS THEREFORE AGREED AS FOLLOWS:
1.	PURPOSE
This Settlement Agreement is aimed at terminating, in a final and irrevocable manner, the various pending or potential disputes between the Parties as described in the Recitals regarding the Uvidem Development Program.
In order to settle the conditions under which Uvidem Development Program has been terminated and to prevent any further dispute, the Parties have hereto agreed mutual concessions in consideration of which they accordingly hereby fully, finally and irrevocably settle their respective claims, actions, demands and disputes existing or which cause has arisen or was disclosed as at the date hereof.
The Parties acknowledge that this Settlement Agreement does not constitute an acknowledgement or an admission of the positions taken by each Party in the pending disputes, such as described in the Recitals hereabove.
2.	MUTUAL CONCESSIONS
2.1	Sanofi’s obligations
In consideration for IDM’s release and waiver of action under Article 4 below, and subject to the performance in full by IDM of its obligations pursuant to Article 2.2:
2.1.1	Sanofi grants to IDM a lump sum of 5,217,185 Euros (excluding VAT) payable at the Effective Date of this Settlement Agreement by cheque or standing order to the order of IDM SA, corresponding to :
(i)	payment of invoice in relation to services for Q1 2008 for an amount of 1,600,000 Euros,

(ii)	payment of a final amount of 3,617,185 Euros.
2.1.2	Sanofi releases and discharges IDM from all its obligations under the Uvidem Development Program. Sanofi acknowledges that under the 2001 Agreement, IDM is under no obligation to carry out any new Developments Programs or develop any new Product.

2.1.3	The 2001 Agreement remains in full force and effect except the provisions of article 5.10 of the 2001 Agreement related to the right of first refusal granted by IDM to Sanofi with regard to the Uvidem Development Program.

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2.2	IDM’s obligations

In consideration for Sanofi’s release and waiver of action under Article 4 below, and subject to the performance in full by Sanofi of its obligations pursuant to Article 2.1:
2.2.1	IDM declares that it has been fully compensated for all damages arising out of or in connection with the termination of the Uvidem Development Program.

2.2.2	IDM releases and discharges Sanofi from all its obligations under the Uvidem Development Program.

2.2.3	IDM shall indemnify (including all costs and fees) and hold Sanofi harmless from and against and in respect of any claim by any past or present employee of IDM or any IDM Affiliate in respect of any claim arising from the effect of Sanofi’s decision to terminate the Uvidem Development Program.
3.	CONTRACTUAL CONSEQUENCES OF THE DISCONTINUATION OF THE PARTICIPATION OF SANOFI OF THE UVIDEM DEVELOPMENT PROGRAM

Pursuant to its decision not to interrupt the Uvidem Development Program, and in accordance with provision of Article 5.4 of the 2001 Agreement, the Parties acknowledge that IDM shall be free without any consideration on its part to develop the corresponding Product in the Therapeutic indication covered by the interrupted Uvidem Development Program, either on its own or in collaboration with a third party without any obligation to Sanofi.

Sanofi agrees not to be granted with the right of first refusal as described in article 5.10 with respect to the Uvidem Development Program.

4.	JUDICIAL PROCEEDINGS
As a result of this Settlement Agreement, the Parties expressly and irrevocably waive all actions, claims and/ or counterclaims of any type in respect of the termination of the Uvidem Development Program.
The Parties waives any rights or cause of action arising out of the performance or termination of the Uvidem Development Program, and any factual or legal relationship which may exist or have existed between the Parties in that connection.
Without prejudice to any separate confidential agreement, each Party has to bear its own legal costs of the present Settlement Agreement.
Except as set forth in this Settlement Agreement, the Parties, for and in consideration of this Settlement Agreement and other good and valuable consideration described herein received from each other, do hereby release and fully discharge each other, and their agents, representatives, predecessors, heirs, successors, assigns, attorneys, parent companies,

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subsidiaries, and related entities, and their officers, directors and shareholders forever of and from any and all manner of action and actions, cause and causes of action, claims, obligations, liabilities, and demands of any kind whatsoever, which each may have had, ever had, claims to have had, now has, or which their predecessors, heirs, and successors can, shall, or may have that arises from or relates to the allegations of the complains in the pending and/or threatened action relating the Uvidem Development Program.
The provisions of the third paragraph of article 5.2 of the 2001 Agreement, related to the warranties and liabilities of IDM, shall remain applicable to the Uvidem Development Program.
5.	EFFECTIVE DATE
The present Settlement Agreement shall become effective at the date of signature by the Parties (the “Effective Date”).
6.	LEGAL SUCCESSORS
The Settlement Agreement is binding upon and inures to the benefit of the heirs, successors, assignees, subsidiaries, licensees and affiliates of the Parties.
7.	MISCELLANEOUS
7.1	Subject to proper performance hereof, this Settlement Agreement is made as a full and final release and discharge of all accounts in accordance with the terms or Articles 2044 et seq. of the French civil Code.

7.2	The execution of this Settlement Agreement shall be deemed a settlement agreement within the meaning of Articles 2044 et seq. of the French civil Code.

7.3	This Settlement Agreement is prepared in English and this version will be binding.

7.4	This Settlement Agreement replaces all oral or written agreements entered into between the Parties hereto prior to its signing in relation to the conditions of the discontinuation of the participation of Sanofi of the Uvidem Development Program. Modifications or supplements to this Agreement — including this Article — require the written form and signature by the Parties to become legally binding.

7.5	Should a provision of this Settlement Agreement be deemed invalid or become invalid or should Settlement Agreement be incomplete, the validity of the remaining provisions shall not be thereby affected. Instead of the invalid provision, a valid provision shall be deemed to be agreed upon, which comes economically closest to the one intended by the parties. The same should apply in case of an omission in Settlement Agreement.

7.6	The Parties undertake to keep the terms and condition, and the existence of this Settlement Agreement strictly confidential, also after termination, unless required to disclose same pursuant to subpoena, court order, or other regulatory or administrative directive. Notice of such disclosure shall be made to counsel for non-disclosing party’s counsel as soon as practicable after being put on actual notice that such disclosure is

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compelled. It is already agreed between the Parties, that IDM Pharma Inc may require to file this document with the US Securities and Exchange Commission (SEC) as part if its mandatory disclosure requirement.

8.	DISPUTE SETTLEMENT
The Settlement Agreement shall be governed by French law.
Any dispute regarding the present Agreement and in particular regarding the interpretation of the Agreement including those that may evolve from the question of its coming into effect as well as those that originate from the Agreement after its termination, shall be settled by amicable negotiations between the parties, if possible.
Any dispute arising from this Settlement Agreement or in connection with the same, shall be resolved permanently in accordance with the Arbitration Rules of the International Chamber of Commerce by one or more arbitrators names pursuant to these Rules. The place of arbitration shall be Paris, and the language of Arbitration shall be English.
Made in two originals, one for each of the Parties

Paris, the 19th Day of March 2008	Paris, the 19th Day of March 2008

/s/ Timothy P. Walbert	/s/ Laurence Debroux
IDM Pharma SA	Sanofi-Aventis
Represented by T. Walbert	Represented by Laurence DEBROUX
Chief Finance Officer

/s/ Jean-Claude Muller
Jean-Claude MULLER
Senior Vice President, Administration and Ressources, Research &Development
Under « Signature » and name of each party’s representatives, please mention in a handwritten way the name, position and the following formula:
« Valid for settlement according to the provisions of articles 2044 and following of the French Civil Code. Valid for a waiver to any proceeding and action ».

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